EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS ANNOUNCES FIRST QUARTER 2006 RESULTS

First quarter 2006 revenues total $33.7 million led by 4.2 percent improvement in healthcare revenues
First quarter 2006 income from operations improves 23.3 percent over
2005 quarter to $3.3 million

ALPHARETTA, GA, May 9, 2006 - Microtek Medical Holdings, Inc. (Nasdaq: MTMD), a leading manufacturer and marketer of infection control products, fluid control products and safety products to healthcare professionals, today announced results for the quarter ended March 31, 2006. Highlights from the quarter include:

▪	Income from operations increased 23.3 percent to $3.3 million in the first quarter of 2006 from $2.7 million for the first quarter of 2005;
▪	Operating margin increased by approximately 190 basis points to 9.9 percent for the first quarter of 2006, compared to 8.0 percent for the first quarter of 2005;
▪	Fully taxed net income for the first quarter of 2006 was $2.3 million, or $0.05 per diluted share;
▪
Completion of the Samco acquisition in March 2006 immediately strengthens Microtek’s competitive position in Europe with proprietary products, strong distribution capabilities and an expanded OEM presence in Germany;

▪	Strong operating cash flow of $4.4 million for the first quarter of 2006 enabled debt-free financing of the Samco acquisition and repayment of all credit facility borrowings;
▪	At March 31, 2006, cash balances totaled more than $14.7 million, working capital approximated $60.9 million, and credit facility borrowing capacity exceeded $15.0 million.

First Quarter Results

The Company’s healthcare operations generated net revenues of $33.4 million in the first quarter of 2006, representing growth over the corresponding 2005 quarter of $1.4 million, or 4.2 percent. This healthcare revenue increase was offset by a planned decrease in the Company’s OTI division revenues of approximately the same amount. Consolidated net revenues for the first quarter of 2006 totaled $33.7 million, relatively unchanged from the first quarter of 2005.

Income from operations for the first quarter of 2006 increased 23.3 percent to $3.3 million, compared to $2.7 million in the first quarter of 2005. Fully taxed net income for the 2006 first quarter was $2.3 million, or $0.05 per diluted share. Total income tax expense for the first quarter of 2006 amounted to approximately $1.2 million. For the first quarter of 2005, net income was $2.1 million, or $0.05 per diluted share, including income tax expense of $265 thousand. Reported net income for the 2006 first quarter of $2.3 million (or $0.05 per diluted share) represents a pro forma (non-GAAP) increase of approximately 44 percent over pro forma (non-GAAP) fully taxed net income for the 2005 first quarter of $1.6 million (or $0.03 per diluted share). Pro forma (non-GAAP) fully taxed net income is reconciled to GAAP net income in the Appendix to this press release.

“Our performance this quarter has laid the foundation for a very promising 2006,” explained Dan R. Lee, the Company’s President and CEO. “We experienced growth in all of our channels, led by a strong 9 percent improvement in our domestic OEM revenues. On the international front, initial results from the Samco acquisition completed in March are very encouraging. We expect the Samco acquisition to significantly expand our European presence, particularly in Germany, and stimulate additional international revenue growth. As we previously stated, we expect Samco to add approximately $3.3 million in annualized revenue over 12 months.”

Mr. Lee continued, “I am also very pleased with our success in maintaining gross margins above 40 percent and the 210 basis point improvement in our operating expenses as a percentage of net revenues. Our 23 percent quarter-over-quarter improvement in operating income and our 9.9 percent operating margin for the first quarter of 2006, are additional continued verification that operating realignments implemented in 2005 are producing strong results.”

Mr. Lee stated, “Our forecast for our 2006 operating results remains consistent with our previously announced guidance. Overall, we believe our 2006 healthcare revenues will grow at approximately 8 to 10 percent over 2005. This expected healthcare revenue growth, in conjunction with a planned decline in OTI division revenues, is expected to yield consolidated revenues for 2006 in the range of $140 million to $144 million. Our first quarter 2006 performance validates our expectations that our income before income taxes for 2006 will increase by approximately 15 to 20 percent over 2005. Income tax expense in 2006 should approximate 34 percent of our pre-tax net income. Our forecast for 2006 excludes the effect of any future acquisitions.”

Mr. Lee concluded, “Microtek’s core manufacturing, distribution and sales and marketing competencies continue to strengthen our position as a leading international supplier of high quality infection control and fluid control products to hospitals and outpatient facilities. Our balance sheet is strong and, together with our solid operating cash flow, will enable further investment in our current business and in other acquisition opportunities. With future acquisitions, we also seek to expand our reach to other healthcare platforms that offer strong technological foundation and exciting research and development capabilities both domestically and abroad.”

As stated in this press release, the Company’s income tax expense for the 2005 first quarter was $265 thousand (reflecting only U.S. state and foreign income tax expense), as compared to income tax expense for the first quarter of 2006 of approximately $1.2 million (which also includes U.S. Federal income tax expense). To aid in evaluating the comparability of the Company’s operating results in the first quarter of 2006 versus the first quarter of 2005, the Company has provided pro forma, non-GAAP results related to fully taxed net income and fully diluted, fully taxed net income per share for the first quarter of 2006 and 2005 in the Appendix to this press release.

Conference Call: The Company invites its shareholders and other interested parties to join its conference call which will be conducted by Dan R. Lee, President and Chief Executive Officer, and Jerry Wilson, Chief Financial Officer, at 9:00 a.m. Eastern Time on Tuesday, May 9, 2006. This conference call will be accessible to the public by calling 1-877-407-9210 (U.S.), Reference: Microtek Medical. International callers dial 1-201-689-8049. Callers should dial in approximately 10 minutes before the call begins. To access the live broadcast of the call over the Internet, go to Investor Relations page at www.MicrotekMed.com.

A conference call replay will be available through 11:59 p.m. Eastern Time on May 16, 2006 and can be accessed by calling 1-877-660-6853 (U.S.) or 1-201-612-7415 (international); for both reference conference call account #286, Conference ID # 198783.

Actual Results Could Differ From Forward-Looking Statements: This Press Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the Company’s belief that its performance in the first quarter has laid the foundation for a very promising 2006, the Company’s expectations that the Samco acquisition will significantly expand its European presence, particularly in Germany, and will stimulate additional international revenue growth, the Company’s expectation that Samco will add approximately $3.3 million in annualized revenue over 12 months, the Company’s forecasted revenues for 2006, the Company’s forecasted increase in income before income taxes for 2006, the Company’s expected income tax rate for 2006, the Company’s belief that Microtek’s core manufacturing, distribution and sales and marketing competencies will continue to strengthen its position as a leading international supplier of high quality infection control and fluid control products to hospitals and outpatient facilities, the Company’s belief that the strength of its balance sheet and its solid operating cash flow will enable further investment in its business and in other acquisition opportunities, and the Company’s ability to successfully identify and complete future acquisitions which will expand its reach into other healthcare platforms that offer strong technological foundation and exciting research and development capabilities both domestically and abroad. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ from those referred to in such statements. These risks include, without limitation, the following: low barriers to entry for competitive products could cause the Company to reduce the prices for its products or lose customers; large purchasers of the Company’s products regularly negotiate for reductions in prices for the Company’s products, which may reduce the Company’s profits; because a few distributors control much of the delivery of hospital supplies to hospitals, the Company relies significantly on these distributors in connection with the sale of the Company’s branded products; the Company’s relatively small sales and marketing force may place the Company at a competitive disadvantage to its competition; the Company’s contract manufacturing division relies upon a small number of customers, the loss of any of which could have a material adverse impact on the Company; the inability of the Company to complete acquisitions of businesses at an attractive cost could adversely affect the Company’s growth; if the Company is successful in acquiring businesses, the failure to successfully integrate those businesses could adversely affect the Company; the Company’s growing international operations subject the Company’s operating results to numerous additional risks; markets in which the Company competes are highly competitive, which may adversely affect the Company’s growth and operating results; the Company’s products are subject to extensive governmental regulations, compliance or non-compliance with which could adversely affect the Company; the Company’s strategies to protect its proprietary assets may be ineffective, allowing increased competition with the Company; fluctuations in the value of the dollar against foreign currencies have in the past and may in the future adversely affect the Company’s operating results; and the Company’s expenses for raw materials and product distribution are adversely affected by increases in the price for petroleum. The foregoing risks are intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors should be read in conjunction with the more detailed risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. The Company does not undertake to update its forward-looking statements to reflect future events or circumstances.

About Microtek Medical:
Microtek Medical is a leading manufacturer and supplier of innovative product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry. Headquartered near Atlanta, Georgia, the Company offers an extensive line of infection control, fluid control and safety products, such as disposable equipment and patient drapes, which are marketed to healthcare professionals through multiple channels, including direct sales, original equipment manufacturers (“OEM’s”) and private label arrangements.  Microtek Medical’s goal is to provide healthcare professionals with innovative product solutions that encompass a high-level of patient care and prevention of cross infection in operating rooms and ambulatory surgical centers worldwide.  For further information, visit www.microtekmed.com.

For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
John Mills, Investor Relations InvestorRelations@microtekmed.com

-Tables Follow -

MICROTEK MEDICAL HOLDINGS, INC.
Unaudited Financial Highlights

(in thousands, except for per share data)	Three months ended
	March 31
	2006	2005
Net revenues	$33,683	$33,743
Gross profit	13,638	13,744
Operating expenses:
Selling, general and administrative	9,957	10,549
Research and development	144	253
Amortization of intangibles	214	246
Total operating expenses	10,315	11,048

Income from operations	3,323	2,696
Interest income (expense), net	83	(59)
Foreign currency exchange loss	-	(377)
Other income, net	33	106
Income before income taxes	3,439	2,366

Income taxes:
Current tax expense	(180)	(265)
Deferred tax expense	(1,009)	-
Total income tax expense	(1,189)	(265)
Net income	$2,250	$2,101
Net income per share - basic	$0.05	$0.05
Net income per share - diluted	$0.05	$0.05

Weighted average shares outstanding - basic	43,672	43,244
Weighted average shares outstanding - diluted	44,649	44,468

Balance Sheet Data:	March 31, 2006	December 31, 2005
Cash and cash equivalents	$14,741	$14,765
Other current assets	60,870	56,968
Total current assets	75,611	71,733
Total assets	$144,670	$140,758

Current liabilities	$14,756	$12,579
Long-term debt	15	1,249
Other liabilities	2,845	2,864
Total liabilities	17,616	16,692
Shareholders' equity	127,054	124,066
Total liabilities and shareholders' equity	$144,670	$140,758

APPENDIX

Pro Forma Results

Pro forma results are provided on a non-GAAP basis as a complement to results provided in accordance with accounting principles generally accepted in the United States (“GAAP”). Pro forma results are not a substitute for measures computed in accordance with GAAP. Definitions of such pro forma measurements are provided below. These definitions are provided to allow the reader to reconcile pro forma data and GAAP. The Company’s pro forma results may be different from the presentation of financial information by other companies.

The Company believes that fully taxed net income and fully taxed earnings per diluted share are important pro forma measures as they provide useful information for purposes of evaluating the Company’s performance to that of companies of comparable size, industry and scope of operations and evaluating the comparability of the Company’s operating results in different periods. The Company has significant net operating loss carryforwards (“NOL’s”) for Federal tax purposes. Prior to the fourth quarter of 2005, the Company had recorded a valuation allowance for its Federal NOL’s. Consequently, the Company’s tax provision in periods prior to the fourth quarter of 2005 reflected only the state and foreign income taxes and Federal alternative minimum taxes for which the Company was currently liable. Additionally, from 2001 to 2005, the Company had recognized significant net deferred income tax benefits as a result of decreases in the valuation allowance for its deferred tax assets, primarily these Federal NOL’s. As of September 30, 2005, the Company’s valuation allowance for its Federal deferred tax assets was eliminated. Beginning in the fourth quarter of 2005, the Company’s tax provision reflects Federal, state and foreign income tax expense at appropriate statutory rates in effect for the jurisdictions in which the Company operates. Until the Company’s Federal NOL’s are fully utilized, the Company’s future payments of income taxes will include only the state and foreign income taxes and Federal alternative minimum taxes for which it is liable.

As stated in this press release, the Company’s results of operations for the 2005 first quarter reflected an income tax provision of $265 thousand, consisting only of U.S. state and foreign income tax expense, while the Company’s results of operations for the first quarter of 2006 reflect a fully-taxed provision of approximately $1.2 million. The Company’s net income and earnings per diluted share, the most directly comparable GAAP measures, may be reconciled to pro forma fully taxed net income and pro forma fully taxed earnings per diluted share as follows:

	Three months ended
	March 31
	2006	2005

Net income, as reported	$2,250	$2,101
Reversal of reported total income tax expense	1,189	265
Income before income taxes, as reported	3,439	2,366
Pro forma total income tax expense (at approx. 34%)	(1,189)	(804)
Pro forma fully taxed net income	$2,250	$1,562

Earnings per diluted share, as reported	$0.05	$0.05
Reversal of reported total income tax expense	0.03	0.00
Income before income taxes, as reported	0.08	0.05
Pro forma total income tax expense (at approx. 34%)	(0.03)	(0.02)
Pro forma fully taxed earnings per diluted share	$0.05	$0.03